Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Year End 2017 Results and Management Changes

Irvine, CA, March 14, 2018 — Impac Mortgage Holdings, Inc. (NYSE American: IMH) announces the financial results for the quarter and year ended December 31, 2017.

2017 Financial Results

For the year ended December 31, 2017, the Company reported net (loss) of $(31.5) million, or $(1.62) per diluted common share, and Adjusted Operating (Loss) (as defined below) of $(29.0) million, or $(1.49) per diluted common share.  For the year ended December 31, 2016, the Company reported net earnings of $46.7 million, or $3.31 per diluted common share, and Adjusted Operating Income of $96.9 million, or $6.52 per diluted common share.

For the quarter ended December 31, 2017, the Company reported net (loss) of $(44.9) million, or $(2.14) per diluted common share, and Adjusted Operating (Loss) of $(31.1) million, or $(1.48) per diluted common share.  For the quarter ended December 31, 2016, the Company reported net earnings of $16.9 million, or $1.00 per diluted common share, and Adjusted Operating Income of $23.9 million or $1.37 per diluted common share.

Results of Operations	For the Three Months Ended			For the Year Ended
(in thousands, except share data)	December 31,	September 30,	December 31,	December 31,	December 31,	December 31,
(unaudited)	2017	2017	2016	2017	2016	2015
Revenues:
Gain on sale of loans, net	$19,545	$42,476	$65,168	$136,147	$311,017	$169,206
Real estate services fees, net	1,364	1,355	1,622	5,856	8,395	9,850
Servicing fees, net	8,327	8,492	5,054	31,902	13,734	6,102
(Loss) Income on mortgage servicing rights, net	(17,721)	(10,513)	4,808	(35,880)	(36,441)	(18,598)
Other	140	266	598	680	1,051	397
Total revenues	11,655	42,076	77,250	138,705	297,756	166,957
Expenses:
Personnel expense	20,294	23,062	31,534	89,647	124,559	77,821
Business promotion	9,532	10,403	11,742	40,276	42,571	27,650
General, administrative and other	12,931	8,497	10,030	37,775	33,771	27,988
Accretion of contingent consideration	109	396	1,753	2,058	6,997	8,142
Change in fair value of contingent consideration	(2,273)	(4,798)	(4,424)	(13,326)	30,145	(45,920)
Total expenses	40,593	37,560	50,635	156,430	238,043	95,681
Operating (loss) income:	(28,938)	4,516	26,615	(17,725)	59,713	71,276
Other income (expense):
Net interest income	1,253	1,546	754	4,343	2,790	1,946
Loss on extinguishment of debt	—	—	—	(1,265)		—
Change in fair value of long-term debt	(292)	104	(7,150)	(2,949)	(14,436)	(8,661)
Change in fair value of net trust assets	(365)	(1,745)	(2,913)	6,213	(304)	(5,638)
Total other income (expense)	596	(95)	(9,309)	6,342	(11,950)	(12,353)
Net (loss) earnings before income taxes	(28,342)	4,421	17,306	(11,383)	47,763	58,923
Income tax expense (benefit)	16,563	2,104	365	20,138	1,093	(21,876)
Net (loss) earnings	$(44,905)	$2,317	$16,941	$(31,521)	$46,670	$80,799

Diluted weighted average common shares	20,949	21,195	17,479	19,438	14,856	13,045
Diluted (loss) earnings per share	$(2.14)	$0.11	$1.00	$(1.62)	$3.31	$6.40

Summary of Key Highlights

•                  Servicing portfolio increased 32% to $16.3 billion at December 31, 2017, resulting in an 132% increase in servicing fees, net to $31.9 million in 2017 from $13.7 million in 2016.

•                  As of December 31, 2017, the CashCall Mortgage earn out has concluded, with the final earn-out payment of approximately $550 thousand made in February 2018, and beginning in 2018, we will retain 100% of the CashCall Mortgage earnings.

•                  During 2017, the origination volume of NonQM loans increased to 208% to $891.2 million, as compared to $289.6 million for 2016.

•                  During 2017, total originations decreased 45% to $7.1 billion as compared to $12.9 billion in 2016 and accordingly, staffing levels were reduced, decreasing personnel expense in 2017 by $34.9 million to $89.6 million.

•                  Income tax expense increased by $19.0 million in 2017 to $20.1 million from $1.1 million in 2016 due to a change in deferred tax asset valuation allowance related to change in tax laws at the end of 2017.

•                  The loss on mortgage servicing rights (“MSRs”) in 2017 includes an $8.7 million decline in estimated fair value of MSRs, primarily resulting from mark-to-market changes from changes in interest rates and prepayment speed assumptions; however, in the first quarter of 2018, interest rates have risen resulting in an increase in the fair value of MSRs.

Net (loss) and Adjusted Operating (Loss) for the year ended 2017 decreased primarily due to the decline in gain on sale of loans, which declined $174.9 million in 2017 from 2016.  Originations volume declined 45% in 2017 to $7.1 billion from $12.9 billion in 2016, and gain on sale margins declined approximately 20% to 191 bps in 2017 from 241 bps in 2016, resulting in gain on sale of loans declining 56% to $136.1 million in 2017 from $311.0 million in 2016.

Partially offsetting the 2017 decline in gain on sale revenues was an increase in servicing fees, net and a decrease in operating expenses.  The servicing portfolio increased 32% to $16.3 billion at the end of 2017 from $12.4 billion at the end of 2016, resulting in an increase in servicing fees, net of 132% to $31.9 million in 2017 from $13.7 million in 2016.

Additionally, personnel expense decreased 28% by $34.9 million to $89.6 million for the year ended December 31, 2017.  The decrease is primarily related to a reduction in commission expense due to a decrease in loan originations as well as staff reductions made in 2017.  Because of the decline in origination volumes in 2017, we made staff reductions, which reduced average headcount by 15% for the year ended December 31, 2017 as compared to the same period in 2016.  As we continue to more closely align operating and staffing levels to origination volumes, we will continue to right size the organization during 2018.

Net (loss) for 2017 was also affected by an increase in income tax expense and changes in the estimated fair value of mortgage servicing rights, long term debt and net trust assets, all of which are non-cash items.  Income tax expense increased by $19.0 million in 2017 to $20.1 million from $1.1 million in 2016 due to a change in the U.S. income tax laws enacted by Congress at the end of 2017, discussed below.  As a result, the deferred tax asset valuation allowance was revised.

The loss on MSRs in 2017 includes an $8.7 million decline in estimated fair value of MSRs primarily resulting from mark-to-market changes from changes in interest rates and prepayment speed assumptions.  The change in the estimated fair value of long-term debt and net trust assets resulted in a favorable change in other income of $18.3 million to $6.3 million in 2017 from $(12.0) million in 2016.

Beginning in early 2016, we began to retain servicing, for the most part, by selling loans on a service-retained basis. As a result, the unpaid principal balance (“UPB”) of the Company’s mortgage servicing portfolio increased by 32% to $16.3 billion as of December 31, 2017 from $12.4 billion as of December 31, 2016.  The servicing portfolio generated net servicing fees of $31.9 million in 2017, a 132% increase over the net servicing fees of $13.7 million in 2016.  Delinquencies within the servicing portfolio remain low at 0.81% for 60+ day delinquencies as of December 31, 2017.

For the year, ended December 31, 2017, loss on MSRs was $35.9 million compared to $36.4 million in 2016.  The loss on MSRs in 2017 was mainly due to a change in fair value of MSRs primarily the result of mark-to-market changes related to amortization as well as an increase in prepayment speed assumptions.

Origination Data			%		%
(in millions)	Q4 2017	Q3 2017	Change	Q4 2016	Change
Retail Originations	$932.3	$1,426.2	-35%	$2,250.4	-59%
Correspondent Originations	$467.0	$376.4	24%	$539.9	-14%
Wholesale Originations	$254.5	$281.7	-10%	$320.3	-21%
Total Originations	$1,653.8	$2,084.3	-21%	$3,110.6	-47%

	YE 2017	YE 2016	% Change
Retail Originations	$4,611.5	$9,670.1	-52%
Correspondent Originations	$1,420.4	$1,919.9	-26%
Wholesale Originations	$1,079.8	$1,334.2	-19%
Total Originations	$7,111.7	$12,924.2	-45%

During 2017, total originations decreased 45% to $7.1 billion as compared to $12.9 billion in 2016.  The decrease in originations from 2016 was primarily a result of higher interest rates during 2017 as compared to the historically low interest rate environment the previous year, causing a sharp drop in refinance volume.

In 2017, NonQM and government-insured originations represented approximately 41% of total originations, as compared to just 16% of total originations in 2016. During 2017, the origination volume of NonQM loans increased to $891.2 million, as compared to $289.6 million of NonQM production for 2016.  In 2017, the retail channel accounted for 32% of NonQM originations while the wholesale and correspondent channels accounted for 68% of NonQM production, as compared to 2016, when the retail channel accounted for just 19% of NonQM originations, while the wholesale and correspondent channels accounted for 81% of NonQM production.

On December 22, 2017, the U.S. government enacted the Tax Cuts and Jobs Act (Tax Act), reducing the U.S. corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018. Because of the reduction in the U.S. corporate income tax rate, we re-measured our ending net deferred tax assets at December 31, 2017, resulting in an income tax expense of $20.1 million for the year ended December 31, 2017.

As of December 31, 2017, the CashCall Mortgage earn out has concluded.  Beginning in 2018, we will retain 100% of the CashCall Mortgage earnings with our final earn out payment of approximately $550 thousand made in February 2018.

Management Changes

Today, the Company is announcing that Joseph R. Tomkinson will be stepping down from the position of Chairman and Chief Executive Officer, as of July 31, 2018.  Mr. Tomkinson will remain a director on the Company’s Board of Directors.  In November 2017, the Company announced that William S. Ashmore, President, had elected not to renew his contract, which expired at the end of 2017.

The Company is pleased to announce that the Board of Directors has appointed George A. Mangiaracina as President.  At the time in which Mr. Tomkinson steps down, the Board of Directors, anticipate appointing Mr. Mangiaracina as Chief Executive Officer.  Mr. Mangiaracina joined the firm’s senior management team as Executive Vice President and Managing Director in January of 2015.

Additionally, the Company is also announcing that it has named Rian Furey its Chief Operating Officer, in addition to his current role with the Company.  The Company hired Mr. Furey in December of 2017 as President of Direct Lending.

Mr. Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “When we took Impac public in 1995, I could never have imagined what a tremendous journey we would all be embarking on.  Through the good times and the difficult times, I have always tried to do what is in the best interest of our shareholders and employees.  Looking back, I can honestly say that I have given Impac all that I have and am very proud of what we have accomplished.  When we hired George Mangiaracina in 2015, the Company began to prepare the Company’s succession plan. George has been part of the Impac family since its inception.  From being one of the bankers involved with taking the Company public in 1995, to providing the Company with its first warehouse line of credit, helping the Company navigate the financial crisis of 2007, and finally being the architect of the CashCall Mortgage transaction, George has been an integral part of the Company for over 22 years.   It gives me great pride to be able to turn the Company over to George and so many of our talented young leaders, enabling them to grow the Company into their own vision.  I’ll continue to provide leadership in whatever capacity is needed as I maintain my position on Impac’s Board of Directors.”

Mr. Mangiaracina, President of Impac Mortgage Holdings, Inc., stated, “Joe, thank you for your commitment and dedication to the Impac family.  I am pleased to have earned the Board of Director’s and your confidence to lead the Company in the future.  In this endeavor, I will be guided by the core principles you have instilled in this organization; integrity, indomitable spirit, respect for employees and counterparts, and creation of shareholder value.  On a personal note, what will endure is our friendship. For over two decades, I have benefited from your counsel and wisdom, and have gained immeasurable lessons in life as well as business.  For this, I am forever grateful.”

Non-GAAP Financial Measures

Net earnings include certain fair value adjustments, which are non-cash items and are not related to current operating results.  Operating income, excluding the changes in contingent consideration (“Adjusted Operating (Loss) Income”), is considered a non-GAAP financial measurement; see the discussion and reconciliation of non-GAAP financial measures below. Although we are required by GAAP to record these fair value adjustments, management believes Adjusted Operating (Loss) Income as defined above is more useful to discuss the ongoing and future operations of the Company, shown in the table below:

	For the Three Months Ended			For the Year Ended
Adjusted Operating (Loss) Income	December 31,	September 30,	December 31,	December 31,	December 31,	December 31,
(in thousands, except share data)	2017	2017	2016	2017	2016	2015
Net (loss) earnings:	$(44,905)	$2,317	$16,941	$(31,521)	$46,670	$80,799
Total other (income) expense	(596)	95	9,309	(6,342)	11,950	12,353
Income tax expense (benefit)	16,563	2,104	365	20,138	1,093	(21,876)
Operating (loss) income:	$(28,938)	$4,516	$26,615	$(17,725)	$59,713	$71,276
Accretion of contingent consideration	109	396	1,753	2,058	6,997	8,142
Change in fair value of contingent consideration	(2,273)	(4,798)	(4,424)	(13,326)	30,145	(45,920)
Adjusted operating (loss) income	$(31,102)	$114	$23,944	$(28,993)	$96,855	$33,498

Diluted weighted average common shares	20,949	21,195	17,479	19,438	14,856	13,045
Diluted adjusted operating (loss) income per share	$(1.48)	$0.01	$1.37	$(1.49)	$6.52	$2.56

This release contains operating income excluding changes in contingent consideration (“Adjusted Operating (Loss) Income”) and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods.  Adjusted Operating (Loss) Income and Adjusted Operating (Loss) Income per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted earnings per share (EPS) prepared in accordance with GAAP.  The table below shows operating income per share excluding these items:

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,	December 31,
	2017	2017	2016	2017	2016	2015
Diluted (loss) earnings per share	$(2.14)	$0.11	$1.00	$(1.62)	$3.31	$6.40
Adjustments:
Total other (expense) income (1)	(0.03)	—	0.50	(0.33)	0.64	0.74
Income tax expense (benefit)	0.79	0.10	0.02	1.04	0.07	(1.68)
Accretion of contingent consideration	0.01	0.02	0.10	0.11	0.47	0.62
Change in fair value of contingent consideration	(0.11)	(0.22)	(0.25)	(0.69)	2.03	(3.52)
Diluted adjusted operating (loss) income per share	$(1.48)	$0.01	$1.37	$(1.49)	$6.52	$2.56

(1)         Except for when anti-dilutive, convertible debt interest expense, net of tax is included for calculating diluted EPS and is excluded for purposes of reconciling GAAP diluted EPS to non-GAAP diluted adjusted operating (loss) income per share.

Conference Call

The Company will hold a conference call on March 15, 2018, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time) to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session.  To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (844) 265-1560 conference ID number 5784309, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially” “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  failure to increase origination volume in each of our origination channels and ability to successfully leverage our marketing platform to expand volumes of our other loan products; successful development, marketing, sale and financing of new and existing financial products, including expansion of NonQM loan originations and conventional and government-insured loan programs; inability to successfully reduce prepayments on our mortgage loans; ability to successfully diversify our mortgage products; ability to continue to grow the servicing portfolio; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise;  the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Business Development & Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com